EXHIBIT 99.1
Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

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N E W S R E L E A S E July 29, 2004	For additional information: Stuart Alexander Vice President Investor Relations (651) 483-7358 Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587

DELUXE REPORTS SECOND QUARTER RESULTS

• Company exceeds second quarter EPS guidance • Raises full-year expectation to $3.65 per share

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX), the nation’s leading check printing company, reported second quarter diluted earnings per share (EPS) of $0.91 on net income of $46.0 million. Diluted earnings per share and net income for the second quarter in 2003 were $0.80 and $44.9 million, respectively.

“We exceeded our EPS guidance for the quarter primarily as a result of our continuing efforts to aggressively manage costs,” said Lawrence J. Mosner, chairman and CEO of Deluxe Corporation. “We also completed the acquisition of New England Business Service (NEBS) and are now focused on the successful integration of that acquisition. The Deluxe-NEBS combination has great potential,” Mosner said. “With a customer base of more than 6 million small business customers, we have a platform to establish a national presence in the small business market.”

On June 25, the Company acquired New England Business Service, Inc. for approximately $643 million and the assumption of $166 million of debt. NEBS is a leading provider of products and services to small businesses. Its product offerings include business forms, checks, envelopes, labels, greeting cards, signs, stationery, software, promotional and work apparel, advertising specialties, and packaging and shipping supplies. NEBS results of operations are included in the Deluxe’s results for the last five days of the quarter.

Second Quarter Performance
Deluxe’s second quarter net income was $46.0 million, compared to $44.9 million during the same quarter in 2003. EPS was $0.91 per diluted share compared to $0.80 for the same period a year ago. EPS was positively affected $0.09 due to the net impact of fewer shares outstanding compared to the second quarter of 2003, and negatively affected $0.03 due to stock-based compensation expense and $0.02 due to acquisition and integration related expenses.

Revenue was $309.4 million in the second quarter, compared to $309.6 million during the same quarter a year ago. Second quarter 2004 revenue included $7.7 million from the acquired

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NEBS business. The decrease in revenue for the Company’s other businesses was due to a 6.1 percent decline in unit volume, partially offset by a 3.8 percent increase in revenue per unit.

Gross margin was 66.7 percent of revenue for the quarter, up from 65.5 percent in 2003. The increase in revenue per unit, along with continued productivity improvements and cost management efforts, more than offset the unit decline.

Selling, general, and administrative expense (SG&A) increased $1.5 million to 40.9% as a percentage of revenue, compared to 40.4% in the second quarter of 2003. NEBS’ SG&A expenses, the impact of stock-based compensation expense, and acquisition and integration costs were partially offset by the Company’s cost management actions during the last three quarters, along with reduced discretionary spending.

As a result, operating income was $79.8 million in the second quarter, $0.2 million of which was attributable to NEBS. Operating income was $77.8 million in the same period last year. Operating margin was 25.8 percent of revenue, compared to 25.1 percent in the prior year.

Year-to-Date Performance
Deluxe’s net income for the first half of the year was $93.6 million, compared to $94.9 million during the same period in 2003. EPS was $1.86 per diluted share compared to $1.64 a year ago. EPS was positively affected $0.24 due to the net impact of shares outstanding compared to the first half of 2003, and negatively affected $0.06 due to stock-based compensation expense.

Revenue was $618.2 million in the first six months of the year, compared to $626.8 million during the same period a year ago. Year-to-date revenue includes $7.7 million from the acquired NEBS business. The decrease in revenue for the other businesses was primarily due to a 4.0 percent decline in unit volume, partially offset by a 1.4 percent increase in revenue per unit.

Gross margin was 66.1 percent of revenue for the first half of the year, up from 65.4 percent in 2003. Higher revenue per unit, continued productivity improvements and cost management efforts more than offset the unit decline.

SG&A as a percentage of revenue was 40.0% compared to 39.5% in the first half of 2003. However, actual SG&A dollars declined $1.1 million from last year. The Company’s cost management actions during the last three quarters, along with reduced discretionary spending, were partially offset by higher advertising costs, the impact of stock-based compensation expense, and the SG&A expense of the acquired NEBS business.

As a result, operating income was $161.6 million through June, compared to $162.5 million last year. Operating margin was 26.1 percent of revenue, compared to 25.9 percent last year.

Interest expense increased to $10.4 million for the first six months of the year, compared to $9.2 million in the same period a year ago due primarily to higher debt levels related to share repurchase activity.

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Business Outlook
The Company expects third quarter diluted EPS to be in the range of $0.90 to $0.95 per share, and at least $3.65 per share for the full-year, up from the previously stated $3.55, due to the favorable second quarter results. Cash from operating activities is expected to be in excess of $235 million for 2004.

“As we continue to integrate Deluxe and NEBS, we’re confident that we can deliver enhanced capabilities and the anticipated cost synergies,” Mosner said. The Company reconfirmed that it expects the acquisition to contribute $0.35 to $0.45 to EPS next year. “Looking ahead, our biggest challenge will continue to be the ongoing pricing pressure in our Financial Services segment.” The Company stated that, in a recent formal bidding situation, it was unable to renew a contract with a large financial institution client whose current contract expires at the end of November 2004. “Retaining the business would have required us to discount prices to a level that would have been unhealthy for our business,” explained Mosner. Deluxe indicated that it expects the impact of this client loss to reduce its 2005 operating income by $20 million.

Second Quarter Segment Performance
Prior to the acquisition of NEBS, Deluxe operated three business segments: Financial Services, which sells checks, related products and check merchandising services to financial institutions; Direct Checks, which sells checks and related products directly to consumers through direct mail and the Internet; and Business Services, which sells checks, forms and related products to small businesses and home offices through financial institution referrals, business alliances and via direct mail and the Internet. The Company has not yet completed its evaluation as to how it will incorporate NEBS’ various lines of business into the Company’s reporting segments. Until that evaluation is completed, the Company will manage and monitor NEBS as a separate segment.

Financial Services’ revenue was $167.1 million for the quarter, compared to $173.5 million in 2003. The decrease was the result of the overall decline in check usage and continued pricing pressure. Operating income for the quarter increased to $38.5 million, from $35.7 million in 2003. The Company’s cost management actions during the last three quarters, along with reduced discretionary spending, more than offset the decline in revenue.

Direct Checks’ revenue was $71.0 million for the quarter, compared to $75.8 million in 2003. Operating income for the quarter decreased to $20.9 million, from $23.4 million in 2003. Both the revenue and operating income declines were the result of lower unit volume. The unit decrease was partially offset by higher revenue per unit and productivity improvements.

Business Services’ revenue was $63.6 million for the quarter, up from $60.3 million in 2003. Operating income for the quarter increased to $20.2 million, from $18.7 million in 2003. Revenue and operating income were favorably impacted by higher volume from new business.

NEBS’ revenue was $7.7 million for the last five days of the quarter. Operating income was $0.2 million.

Share Repurchase Program
The Company repurchased approximately 0.2 million shares during the second quarter, bringing total repurchases to 2.1 million shares under the 10 million share repurchase authorization approved by its board of directors in August, 2003. Deluxe stated that it most

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likely will not engage in significant share repurchase activity in the near future, and instead will focus on paying off a portion of the debt issued to complete the NEBS acquisition. As a result, while the Company retains the ability to repurchase shares under its 2003 repurchase authorization, it has discontinued its Rule 10b5-1 repurchase program under which shares were automatically purchased during normal trading blackout periods at pre-established prices and volumes. At the end of June, Deluxe had approximately 50.0 million shares outstanding.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-326-1019. The presentation also will be available via a simultaneous Web cast at www.deluxe.com. An audio replay of the call will be available through August 5 by calling 320-365-3844 (access code 738494); both audio and slides will be available on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; risks and uncertainties associated with the successful integration of the New England Business Service acquisition; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-Q for the quarter ended March 31, 2004.

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Financial Highlights

DELUXE CORPORATION
STATEMENTS OF INCOME
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	Second Quarter 2004		Second Quarter 2003
Revenue	$309.4		$309.6
Cost of goods sold	102.9	33.3%	106.8	34.5%

Gross Profit	206.5	66.7%	202.8	65.5%
Selling, general and administrative expense	126.6	40.9%	125.1	40.4%
Asset impairment and net disposition losses (gains)	0.1	—	(0.1)	—

Operating Income	79.8	25.8%	77.8	25.1%
Other income (expense)	0.3	0.1%	(0.6)	(0.2%)

Earnings Before Interest and Taxes	80.1	25.9%	77.2	24.9%
Interest expense	(5.2)	(1.7%)	(4.9)	(1.5%)
Interest income	0.1	—	0.1	—

Income Before Income Taxes	75.0	24.2%	72.4	23.4%
Provision for income taxes	29.0	9.3%	27.5	8.9%

Net Income	$46.0	14.9%	$44.9	14.5%

Weighted Average
Diluted Shares Outstanding	50,393,348		55,914,758
Net Income per Share: Basic	$0.92		$0.81
Diluted	$0.91		$0.80
Capital Expenditures	$9.7		$4.8
Depreciation and Amortization Expense	$16.3		$14.8
EBITDA*	$96.4		$92.0
Number of Employees	9,370		5,870

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Second Quarter
	2004	2003
Net income	$46.0	$44.9
Provision for income taxes	29.0	27.5
Interest expense, net	5.1	4.8
Depreciation and amortization	16.3	14.8

EBITDA	$96.4	$92.0

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DELUXE CORPORATION
STATEMENTS OF INCOME
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	Six Months Ended June 30, 2004		Six Months Ended June 30, 2003
Revenue	$618.2		$626.8
Cost of goods sold	209.7	33.9%	216.6	34.6%

Gross Profit	408.5	66.1%	410.2	65.4%
Selling, general and administrative expense	246.8	40.0%	247.9	39.5%
Asset impairment and net disposition losses (gains)	0.1	—	(0.2)	—

Operating Income	161.6	26.1%	162.5	25.9%
Other income (expense)	0.7	0.2%	(0.4)	—

Earnings Before Interest and Taxes	162.3	26.3%	162.1	25.9%
Interest expense	(10.4)	(1.7%)	(9.2)	(1.5%)
Interest income	0.2	—	0.2	—

Income Before Income Taxes	152.1	24.6%	153.1	24.4%
Provision for income taxes	58.5	9.5%	58.2	9.3%

Net Income	$93.6	15.1%	$94.9	15.1%

Weighted Average
Diluted Shares Outstanding	50,473,347		57,970,537
Net Income per Share: Basic	$1.87		$1.66
Diluted	$1.86		$1.64
Capital Expenditures	$13.7		$10.3
Depreciation and Amortization Expense	$30.6		$29.4
EBITDA*	$192.9		$191.5
Number of Employees	9,370		5,870

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Six Months Ended June 30,
	2004	2003
Net income	$93.6	$94.9
Provision for income taxes	58.5	58.2
Interest expense, net	10.2	9.0
Depreciation and amortization	30.6	29.4

EBITDA	$192.9	$191.5

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DELUXE CORPORATION
CONDENSED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(Unaudited)

	June 30, 2004	December 31, 2003	June 30, 2003
Cash and cash equivalents	$19.8	$3.0	$7.0
Other current assets	260.5	76.0	107.1
Property, plant & equipment – net	162.4	123.6	131.7
Intangibles – net	280.9	78.2	95.0
Goodwill	598.2	82.2	82.2
Other non-current assets	209.3	200.0	181.5

Total assets	$1,531.1	$563.0	$604.5

Short-term debt & current portion of
long-term debt	$917.7	$214.3	$216.5
Other current liabilities	350.1	173.6	196.8
Long-term debt	380.2	380.6	306.1
Deferred income taxes	75.6	42.7	54.5
Other non-current liabilities	58.9	49.9	30.8
Shareholders’ deficit	(251.4)	(298.1)	(200.2)

Total liabilities and shareholders’
deficit	$1,531.1	$563.0	$604.5

Shares outstanding	50,015,063	50,173,067	53,746,430

CONDENSED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(Unaudited)

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Cash provided by (used by):
Operating activities	$123.5	$50.3
Investing activities:
Payments for acquisition, net of cash acquired	(549.5)	—
Purchases of capital assets	(13.7)	(10.3)
Other	(24.1)	(1.1)

Total investing activities	(587.3)	(11.4)

Financing activities:
Shares repurchased	(26.6)	(337.2)
Dividends	(37.1)	(42.1)
Shares issued under employee plans	11.1	11.3
Net change in debt	533.2	211.2

Total financing activities	480.6	(156.8)

Net increase (decrease) in cash	16.8	(117.9)
Cash and cash equivalents: Beginning of period	3.0	124.9

End of period	$19.8	$7.0

Free cash flow*	$72.7	$(2.1)

*	Free cash flow is not a measure of financial performance under generally accepted accounting principles (GAAP). We monitor free cash flow on an on-going basis, as it measures the amount of cash generated from our operating performance after investment initiatives and the payment of dividends. It represents the amount of cash available for interest payments, debt service, general corporate purposes and strategic initiatives. We do not consider free cash flow to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that free cash flow is a useful liquidity measure which should be considered in addition to those measures reported in accordance with GAAP. Free cash flow is derived from net cash provided by operating activities as follows:

	Six Months Ended June 30,
	2004	2003
Net cash provided by operating activities	$123.5	$50.3
Purchases of capital assets	(13.7)	(10.3)
Cash dividends paid to shareholders	(37.1)	(42.1)

Free cash flow	$72.7	$(2.1)

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DELUXE CORPORATION
SEGMENT INFORMATION
(DOLLARS IN MILLIONS)
(Unaudited)

	Second Quarter 2004	Second Quarter 2003
Revenue:
Financial Services	$167.1	$173.5
Direct Checks	71.0	75.8
Business Services	63.6	60.3
NEBS	7.7	—

Total	$309.4	$309.6

Operating income:
Financial Services	$38.5	$35.7
Direct Checks	20.9	23.4
Business Services	20.2	18.7
NEBS	0.2	—

Total	$79.8	$77.8

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Revenue:
Financial Services	$333.9	$350.8
Direct Checks	148.1	156.6
Business Services	128.5	119.4
NEBS	7.7	—

Total	$618.2	$626.8

Operating income:
Financial Services	$77.2	$73.0
Direct Checks	42.4	54.6
Business Services	41.8	34.9
NEBS	0.2	—

Total	$161.6	$162.5

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, with one exception: No corporate expenses have been allocated to the NEBS segment, as NEBS’ operations have not yet been integrated into our corporate functions.

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